Q Biomed Inc. Closes $5.48 Million Public Offering

Company Expects Commercialization and Revenue from its Non-Opioid Pain Palliation Drug in Q2 2018 and Initiation of Multiple Pivotal Clinical Programs in 2018

NEW YORK, February 1, 2018 /PRNewswire/ —

Q BioMed Inc. (OTCQB: QBIO), a commercial stage biotechnology acceleration development company, is pleased to announce the closing of its previously announced public offering of an aggregate of 1,711,875 units consisting of one common and share and one warrant at a public offering price of $3.20 per unit for gross proceeds of $5.48 million.
Roth Capital Partners acted as lead placement agent and CIM Securities acted as co-lead placement agent for the offering.

The proceeds from the offering provide Q BioMed the required capital to execute on the launch of its non-opioid FDA approved Strontium Chloride 89 USP Injection (SR89), a therapeutic drug for the treatment of skeletal pain associated with metastatic cancers. In addition, the company will focus on the clinical planning and IND filing for a Phase 4 post-marketing study to expand the indication of the approved SR89, labeling it as chemotherapeutic (a cancer therapy) for skeletal metastases, significantly improving the revenue potential for the drug.

Additionally, this raise allows us to complete pre-IND studies and the filing of an IND for a pivotal phase ll/lll clinical program to test the efficacy of QBM-001. QBM-001 is a pro-drug for the treatment of young children with a rare autistic spectrum disorder that severely inhibits their ability to communicate. There are currently no therapeutic options for this desperate patient population of approximately 50,000 annually diagnosed children every year. This important trial could provide a desperately needed treatment to ameliorate the condition and other related modalities that cost the healthcare system $10 million per patient lifetime.  As a result, it represents a very significant multi-billion dollar opportunity.

We will also continue development work on our novel chemotherapeutic drug for liver cancer, a condition with very few therapeutic alternatives; as well as completion of optimization and pre-clinical testing of the first-in-class glaucoma drug Man-01 for the treatment of open angle glaucoma, a disease affecting more than 60,000,000 people around the world.

Denis Corin, Q BioMed Inc. CEO said, “This capital sets up a catalyst-rich year for us. We look forward to a productive year ahead as we start to meet the milestones and goals we set ourselves from the founding of the company in 2015.”

Q Biomed is a commercial stage biomedical acceleration and development company. We spent our first two years building a valuable portfolio of assets that we believe have significant upside based on our investment in their development. This year, the return on that investment of strategic resources should start to be realized as we advance those assets along their important commercial paths towards the patients that need them and economically, the billion dollar markets they represent.

Please visit http://www.qbiomed.com for more information and sign up to receive regular updates. Follow us on social media @QBioMed.

More information on the funding can be found on our form 8k filed with the SEC today.

A registration statement on Form S-1 (File No. 333-222008) relating to this offering was declared effective by the Securities and Exchange Commission (SEC) on January 12, 2018. The securities may be offered only by means of a prospectus. A copy of the final prospectus is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus also may be obtained from Roth Capital Partners, LLC, Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at 800-678-9147 and rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Q BioMed, Inc.

Q BioMed, Inc. is a biomedical acceleration and development company. We are focused on licensing and acquiring biomedical assets across the healthcare spectrum. Q BioMed is dedicated to providing these target assets the strategic resources, developmental support and expansion capital they need to ensure they meet their developmental potential, enabling them to provide products to patients in need.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Denis Corin
CEO
Q BioMed Inc.
1-888-357-2435
SOURCE Q BioMed Inc.